NUMBER
CERT.9999

CALEMINDER INC

SHARES
* 9000000 *

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
$0.0001 PAR VALUE COMMON SHARES

THIS CERTIFIES THAT CALEMINDER INC

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE COMMON SHARES, $0.0001 PAR VALUE, OF
CALEMINDER INC

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: 05/30/2014

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By: ______________________
AUTHORIZED SIGNATURE

Chief Executive Officer